Exhibit 23

Consent of Independent Auditors

    We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48999) pertaining to the Papa John's International, Inc. 401(k) Plan of our report dated June 8, 2001, with respect to the financial statements and schedule of the Papa John's International, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

                      /s/ Ernst & Young LLP

Louisville, Kentucky
June 25, 2001